Exhibit 8.1

Subsidiaries of Ecopetrol S.A.

The following table sets forth our subsidiaries, their respective countries of incorporation, our percentage ownership in each (both directly and indirectly through other subsidiaries) and our voting percentage in each at March 31, 2013.

COMPANY	COUNTRY OF INCORPORATION	OWNERSHIP %	VOTING %

Andean Chemicals Ltd.	Bermuda	100	100
Bioenergy S.A.**	Colombia	91.43	91.43
Bioenergy Zona Franca S.A.S.**	Colombia	91.43	91.43
Black Gold Re	Bermuda	100	100
Cenit Transporte y Logística de Hidrocaburos S.A.S.	Colombia	100	100
Colombia Pipelines Limited**	United Kingdom	51	51

COMAI - Compounding and Masterbatching Industry Ltda.**	Colombia	100	100

Ecopetrol America Inc.**	United States	100	100
Ecopetrol Capital AG	Switzerland	100	100
Ecopetrol del Perú S.A.**	Perú	100	100
Ecopetrol Global Capital S.L.U.	Spain	100	100
Ecopetrol Global Energy S.L.U.	Spain	100	100
Ecopetrol Oleo e Gas do Brasil Ltda**	Brazil	100	100

EPI - Ecopetrol Pipelines International Limited	Bermuda	100	100
Equion Energia Limited**	United Kingdom	51	51
Hocol Petroleum Limited**	Bermuda	100	100
Hocol S.A.**	Cayman Islands	100	100
ODL Finance S.A.	Panama	65	65
Oleoducto Bicentenario de Colombia S.A.S.**	Colombia	55.97	55.97
Oleoducto Central S.A.**	Colombia	72.65	72.6
Oleoducto de Colombia S.A.**	Colombia	73	73
Oleoducto de los Llanos Orientales S.A. **	Panama	65	65
Propilco S.A.*	Colombia	100	100
Refinería de Cartagena S.A.*	Colombia	100	100
Santiago Oil Company.**	Cayman Islands	51	51

*   Direct and indirect participation.

** Solely indirect participation through other subsidiaries or affiliates.